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                                                           EXHIBIT 99.11(c)(2)
                               ESCROW AGREEMENT

    This Escrow Agreement (this "Agreement") is made and entered into on this the 26th day of June 1997 by and among Kevin O. Butler & Associates, Inc. and Caprito Gas Corporation (collectively, "Butler") Great Eastern Energy and Development Corporation ("GEED") and Cotton, Bledsoe, Tighe & Dawson (the "Escrow Agent"), with reference to the following facts:

    A. Butler and GEED have entered into a letter agreement dated June 26, 1997 (the "Letter Agreement") with respect to a proposed tender offer by Butler for no less than 80% of the outstanding shares of capital stock of GEED (the "Tender Offer").

    B. The Letter Agreement provides, among other things, that Butler will place into escrow the sum of $75,000.00 (the "Escrow Funds") in consideration for certain agreements made by GEED and its directors and principal shareholders.

    C. The Escrow Agent has agreed to hold the Escrow Funds pursuant to the terms set forth herein.

    NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

    1. DEPOSIT OF ESCROW FUNDS. Upon execution of this Agreement, Butler will deliver the Escrow Funds to the Escrow Agent, and the Escrow Funds will be placed in the Escrow Agent's trust account as soon thereafter as reasonably practicable. Butler shall be entitled to any and all interest accrued with respect to the Escrow Funds during the period the same are deposited

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in the trust account of the Escrow Agent.

    2. DISTRIBUTIONS OF THE ESCROW FUNDS. The Escrow Funds will be distributed upon the Escrow Agent receiving written notice from Butler and GEED that one of the following has occurred: (i) in the event materials related to the Tender Offer are not filed with the Securities and Exchange Commission (the "SEC") on or before July 11, 1997, the Escrow Funds will be paid to GEED, unless (a) there has been a material adverse change in the business, operations or affairs of GEED, (b) GEED or its officers or principal shareholders have failed to perform or breach any of the agreements set forth in the Letter Agreement, or (c) the curative matters identified in
Section 4 hereof have not been satisfied or waived (collectively, (a), (b) and (c) are hereinafter referred to as the "Termination Events"); (ii) upon the occurrence of a Termination Event the Escrow Funds will be paid to Butler; (iii) in the event the Tender Offer materials are filed with the SEC on or before July 11, 1997 and the Tender Offer is closed and consummated, the Escrow Funds will be distributed to Butler or a depository to be used in paying the Tender Offer consideration; (iv) in the event the Tender Offer materials are filed with the SEC on or before July 11, 1997 and the Tender offer is not closed due to a reason other than the failure of a condition to closing set forth in Section 4 of the Letter Agreement or the occurrence of an event described in Section 7 of the Letter Agreement, the Escrow Funds will be distributed to GEED; or (v) in the event the Tender Offer materials are filed with the SEC on or before July 11, 1997 and the Tender Offer is terminated or fails to close due to a failure of a condition to closing set forth in Section 4 of the Letter Agreement or the occurrence of an event described in Section 7 of the Letter Agreement, the Escrow Funds will be distributed to Butler.

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    3.   CURATIVE MATTERS.  The following matters shall be conditions precedent to Butler's obligation to file Tender Offer materials with the SEC: (i) GEED shall have terminated its lease of office space in San Antonio, Texas; (ii) GEED shall have entered into a written severance agreement with Don Jumper, President of GEED, with respect to certain benefits to be provided to Mr. Jumper upon a change of control of GEED, as approved by the Board of Directors of GEED; (iii) GEED and each of its subsidiaries shall be validly existing and in good standing in their respective states of organization and qualified to do business and in good standing in each jurisdiction in which such qualification may be necessary and the failure to so qualify may have a material adverse effect.

    4. ESCROW AGENT. The Escrow Agent agrees to hold the Escrow Funds as provided herein until the Escrow Funds are to be distributed as set forth above. The parties hereto agree as follows with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent; (1) Escrow Agent is not a party to, and is not bound by, or charged with, notice of any agreement out of which this escrow arrangement may arise; (2) the Escrow Agent is acting as a depository only and is not responsible or liable in any manner for the sufficiency, correctness, genuiness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing this agreement or depositing the Escrow Funds with the Escrow Agent; (3) the Escrow Agent will be protected when acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent, in good faith, believes to be genuine; (4) the Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall

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incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel; (5) the Escrow Agent shall not be liable for anything it, acting in good faith, may do or refrain from doing in connection with this Agreement, including errors of judgment unless caused by its own wilful misconduct. In the event of any disagreement with respect to the Escrow Funds or the distribution thereof, the Escrow Agent may, at its option, refuse to comply with any claims or demands made during such disagreement, and may refuse to deliver the Escrow Funds until such disagreement is resolved to the satisfaction of the Escrow Agent, and the Escrow Agent shall not be liable to any party or any other person due to its failure to comply with any such claims or demands made during such a disagreement.

    EACH OF BUTLER AND GEED, AND THEIR SUCCESSORS AND ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS THE ESCROW AGENT, ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, CAUSES OF ACTION, SUITS, OBLIGATIONS AND LIABILITIES OF EVERY KIND (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION, COURT COSTS AND ATTORNEYS FEES) (A "CLAIM") WHICH MAY ARISE FROM OR BE RELATED TO THIS AGREEMENT, THE ESCROW FUNDS, OR ANY ACTION OR INACTION CONTEMPLATED HEREBY OR ANY AND ALL MATTERS OR EVENTS RELATED THERETO, WHETHER CAUSED OR ALLEGED TO BE CAUSED, IN WHOLE OR IN PART, FROM THE SOLE, JOINT, CONCURRENT, COMPARATIVE OR GROSS NEGLIGENCE, EITHER ACTIVE OR PASSIVE, OF ANY INDEMNIFIED PARTY.

    5. RELATIONSHIP OF PARTIES. The parties hereto acknowledge and agree that neither this

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Agreement nor the escrow arrangement contemplated herein establishes any fiduciary or similar relationship among the parties and that the only duties of any of the parties hereto are those duties expressly set forth herein, which do no include any fiduciary or similar duties. Each of Butler and GEED hereby releases the Escrow Agent and its shareholders, directors, officers, employees, agent and representatives from any and all claims or causes of action which either Butler or GEED may now or hereafter have against the Escrow Agent or its shareholders, directors, officers, employees, agents or representatives relating to or arising in connection with this Agreement, the Escrow Funds, any action or inaction related to this Agreement, or any and all other matters or events related thereto.

    6. TERM OF AGREEMENT. This Agreement shall be effective as of June 26, 1997, and shall remain in effect from that date until the Tender Offer is closed and consummated or until such time as the Escrow Funds are distributed as provided herein, unless earlier terminated by agreement of the parties.

    7.   MISCELLANEOUS.

    (a) This Agreement shall not be amended or modified except in a written instrument executed by all of the parties hereto.

    (b) This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, excluding any conflict of laws, rule or principle that might refer the governance or construction of this Agreement to the law of any other jurisdiction.

    (c) If any provision of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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    (d)  This Agreement contains the entire agreement between the parties and supersedes any prior understandings or written or oral agreements between the parties relating to the subject matter of this Agreement.

    (e) This Agreement shall be binding upon and enure to the benefit of the parties to this Agreement and their respective successors and assigns, provided, however, that neither this Agreement nor any part hereof may be assigned by any party without the consent of all of the other parties hereto.

    (f) The provisions of Sections 4 and 5 of this Agreement shall survive the expiration of the term of this Agreement.

    (g) This Agreement may be signed in any number of counterparts so long as each party hereto signs at least one such counterpart.

    IN WITNESS WHEREOF, the parties hereto have each signed this Agreement on the date first above written.


                                        KEVIN O. BUTLER & ASSOCIATES, INC.

                                        By: /s/ Kevin O. Butler
                                           -------------------------------
                                                Kevin O. Butler, President


                                        CAPRITO GAS CORPORATION

                                        By: /s/ Kevin O. Butler
                                           -------------------------------
                                                Kevin O. Butler, President

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                                        GREAT EASTERN ENERGY AND
                                        DEVELOPMENT CORPORATION


                                        By: /s/ Donald G. Jumper
                                           -------------------------------
                                                Donald G. Jumper, President




ACCEPTED and AGREED in the limited capacity as Escrow Agent:


COTTON, BLEDSOE, TIGHE & DAWSON

By: /s/ Dan G. LeRoy
   -------------------------------
        Dan G. LeRoy


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